Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gores Metropoulos II, Inc.:

We consent to the use of our report dated January 13, 2021, with respect to the balance sheet of Gores Metropoulos II, Inc. as of December 31, 2020, the related statements of operations, changes in stockholder’s equity, and cash flows for the period from July 21, 2020 (inception) through December 31, 2020, and the related notes, included herein, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus/consent solicitation statement.

/s/  KPMG LLP

Denver, Colorado

July 6, 2021